Jade Art Group Appoints New Independent Director

NEW YORK and JIANGXI, CHINA, April 16, 2008 - Jade Art Group Inc. (OTCBB: JADG), a seller and distributor of raw jade sourced from the SheTai Jade mine in China, today announced the appointment of Mr. Richard E. Khaleel as an independent board member.

Mr. Khaleel's career includes extensive experience as a chief marketing executive. From 2004-2007, Richard served as Executive Vice President & Chief Marketing Officer for The Bank of New York, where he helped create and implement programs that significantly grew its institutional asset servicing, wealth management, and asset management businesses. From 1996-2004, Mr. Khaleel was Chief Creative Marketing Officer at Alliance Bernstein LP, where he led development and execution of marketing programs as the firm grew from $150 billion to $500 billion in assets under management. Prior to joining Alliance in 1996, he was vice president of marketing at CNBC, where he successfully re-launched the channel as the market leader for business news and information. In addition, he served as President of the software division of Scholastic, Inc. and has held senior positions at leading advertising agencies managing global financial services and consumer products clients. He received a B.A. from Princeton and an M.B.A. in Finance from New York University.

About Jade Art Group Inc.

Jade Art Group Inc., through its wholly owned subsidiary, Jiangxi SheTai Jade Industrial Co., Ltd., sells and distributes raw jade, ranging in uses from decorative construction material to high-end jewelry sourced from the SheTai Jade mine, throughout China.  This mine has an annual operating capacity of approximately 40,000 tons and has been operating for a number of years.  It has one of the largest jade reserves in China and is owned by XiKai, with which Jade Art Group signed an agreement to acquire exclusive distribution rights to sell 90% of the SheTai Jade produced from the mine for the next 50 years.  According to a survey report issued by the Inner Mongolia Geological Institution, the mine has proven and probable reserves of approximately 6 million tons, or approximately $16 billion worth of jade at current market rates of $2,750 per ton.  Several national jade experts have noted the high quality of SheTai Jade as compared to the other existing varieties of Chinese jade.

For more information, please visit:  www.jadeartgroupinc.com

FORWARD-LOOKING STATEMENTS:  This document includes forward-looking statements.  Forward-looking statements include, but are not limited to, statements concerning estimates of, and increases in, production, projected volume of customer orders, performance by customers under existing and future  agreements, cash flows and values, statements relating to the continued advancement of Jade Art Group’s projects and other statements which are not historical facts.  When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements.  Although Jade Art Group believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:

Kevin McEnery
Managing Director - Finance
Jade Art Group Inc.
646-200-6302
kevin@jadeartgroupinc.com

Jacalyn Guo
Vice President
Jade Art Group Inc.
646-200-6328
jacalynguo@jadeartgroupinc.com

Darren Minton
Winning IR Company, Ltd.
212-823-0523
darren.minton@winningir.com